Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: April 28, 2021
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

FHLB Des Moines Reports Preliminary First Quarter 2021 Unaudited Financial Results

First Quarter 2021 Financial Highlights

•Net income of $66 million, a decrease of $26 million from the same period last year.
•Net interest income of $110 million, an increase of $1 million from the same period last year.
•Assets totaled $87.4 billion, a decrease of $0.3 billion.
•Advances of $47.5 billion were outstanding to 611 members, housing associates, and former members, of which 35 percent were held by the Bank’s five largest borrowers.
•Mortgage loans of $7.9 billion were outstanding, of which $483 million were purchased from 140 members during the first quarter.
•The Bank paid $40 million of cash dividends at an annualized rate of 5.50 percent on activity-based stock and 3.00 percent on membership stock during the first quarter relating to fourth quarter 2020 earnings.
•The Bank accrued $7 million during the quarter for use in its Affordable Housing Program.

Financial Results Discussion
Net Income - For the three months ended March 31, 2021, the Bank recorded net income of $66 million compared to $92 million for the same period in 2020. The Bank’s decline in net income was primarily driven by net gains on litigation settlements of $56 million recorded during the three months ended March 31, 2020, as discussed further below.
Net Interest Income - The Bank’s net interest income totaled $110 million for the three months ended March 31, 2021 compared to $109 million for the same period last year. Net interest income was impacted by an increase in net gains on fair value hedge relationships of $23 million and an increase in advance prepayment fee income of $14 million, offset by lower average advance balances and the lower interest rate environment. The Bank’s net interest margin increased to 0.51 percent during the three months ended March 31, 2021 compared to 0.35 percent for the same period in 2020 due to these factors.

Other Income (Loss) - The Bank recorded $2 million in other income (loss) for the three months ended March 31, 2021 compared to $36 million for the same period last year. Other income (loss) was primarily impacted by net gains on litigation settlements of $56 million recorded during the three months ended March 31, 2020 as a result of a settlement with a defendant in the Bank’s private-label MBS litigation. During 2020, all of the Bank’s remaining private-label MBS litigation cases initially filed were settled. As such, the Bank did not record any litigation settlements during the three months ended March 31, 2021. Other factors impacting other income (loss) included net gains (losses) on trading securities and economic derivatives, as discussed below.

During the three months ended March 31, 2021, the Bank recorded net combined losses of $5 million on its trading securities and associated economic derivatives compared to net combined losses of $22 million for the same period in 2020. These changes in fair value were primarily driven by market volatility, caused in part by the coronavirus pandemic (COVID-19) and the impact it had on interest rates, as well as credit spreads on the Bank’s fixed rate trading securities.

Assets - The Bank’s total assets were $87.4 billion at March 31, 2021 compared to $87.7 billion at December 31, 2020. Advances at March 31, 2021 increased by $1.0 billion from December 31, 2020 due primarily to an increase in borrowings by insurance company members. This increase was partially offset by decreased demand for advances across other institution types, mainly due to increased liquidity in the financial markets and higher member deposit levels.

Capital - Total capital increased to $6.0 billion at March 31, 2021 from $5.7 billion at December 31, 2020. The Bank’s regulatory capital ratio increased to 6.81 percent at March 31, 2021, from 6.55 percent at December 31, 2020, and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

All numbers reported in this earnings release for the first quarter of 2021 are preliminary until the Bank announces unaudited financial results in its First Quarter 2021 Form 10-Q with the SEC, expected to be available at www.fhlbdm.com and www.sec.gov on or before May 17, 2021.
Dividend

The Bank’s Board of Directors approved a first quarter 2021 dividend at an annualized rate of 6.00 percent on activity-based stock and 3.00 percent on membership stock, an increase of 0.50 percent on activity-based stock from the prior quarter. The dividend rate reflects the Bank’s philosophy to pay a consistent dividend equal to or greater than the current market rate for a highly-rated investment, and at a rate that is sustainable under current and projected earnings to maintain an appropriate level of capital and retained earnings. Dividend payments totaling $42 million are expected to be paid on May 12, 2021. Future dividends are at the discretion of the Bank’s Board of Directors and may be impacted by economic and market conditions.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)

	March 31,	December 31,
Statements of Condition (dollars in millions)	2021	2020
Cash and due from banks	$255	$978
Investments	31,202	31,497
Advances	47,514	46,530
Mortgage loans held for portfolio, net	7,906	8,242
Total assets	87,353	87,691
Consolidated obligations	78,964	79,599
Mandatorily redeemable capital stock	36	52
Total liabilities	81,341	81,951
Capital stock - Class B putable	3,535	3,341
Retained earnings	2,377	2,351
Accumulated other comprehensive income (loss)	100	48
Total capital	6,012	5,740
Total regulatory capital[1]	5,948	5,744
Regulatory capital ratio	6.81%	6.55%

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended
	March 31,
Operating Results (dollars in millions)	2021	2020
Net interest income	$110	$109
Provision (reversal) for credit losses on mortgage loans	(1)	—
Other income (loss):
Net gains (losses) on trading securities	(22)	26
Net gains (losses) on derivatives	17	(48)
Gains on litigation settlements, net	—	56
Standby letter of credit fees	3	3
Other, net	4	(1)
Total other income (loss)	2	36
Total other expense	40	43
Net income before assessments	73	102
Affordable Housing Program assessments	7	10
Net income	$66	$92
Performance Ratios
Net interest spread	0.46%	0.25%
Net interest margin	0.51	0.35
Return on average equity (annualized)	4.60	5.51
Return on average capital stock (annualized)	7.88	8.26
Return on average assets (annualized)	0.30	0.29

The selected financial data above is preliminary until the Bank announces unaudited financial results in its First Quarter 2021 Form 10-Q with the SEC expected to be filed on or before May 17, 2021.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The Bank is wholly owned by over 1,300 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.